Exhibit 10.1

AUTODESK, INC.

CAROL A. BARTZ EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of January 19, 2007, by and between Autodesk, Inc. (the “Company”) and Carol A. Bartz (“Executive”). This Agreement replaces and supersedes the agreement dated April 7, 1992, between the Company and Executive, which is terminated effective upon the signing of this Agreement.

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective May 1, 2006 (the “Commencement Date”), Executive ceased serving as the Company’s president and chief executive officer and became the Company’s Executive Chairman, an executive officer of the Company. As of the Commencement Date, Executive will continue to serve as Chairman of the Company’s Board of Directors (the “Board”), reporting to the Board, and will have certain operational duties, reporting to the President and Chief Executive Officer. Executive’s operational duties will include activities focused on improving the business climate for the Company around the world, and enhancing relationships with the Company’s key customers, partners and investors (“Operational Duties”), and such other duties consistent with her position as may be reasonably assigned to her by the Board or the Chief Executive Officer. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. Executive will continue to serve as a member of the Board as of the Commencement Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will tender her resignation from the Board (and all other positions held at the Company and its affiliates) effective as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect her resignation.

(c) Obligations. During the Employment Term, Executive will be deemed a part-time employee, devoting at least twenty (20) hours per week on average over the calendar year to the Company and she will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s ethics guidelines, conflict of interests policies and Code of Business Conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. Executive currently serves as a member of the Boards of Directors of Cisco Systems, Inc. and Network Appliance, Inc. and such service will not constitute a violation of this section 1(c).

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon thirty (30) days written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Salary. As of the Commencement Date, the Company will pay Executive an annual salary of $500,000 as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Salary”). The Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Bonuses. Executive voluntarily agrees to receive no prorated bonus compensation for the fiscal year ending January 31, 2007, and will not participate in the Company’s Executive Incentive Plan for executive officers.

(c) Stock Options. As of the Commencement Date, Executive will no longer receive grants of options customarily granted to executive officers. After the fiscal year ending January 31, 2007, Executive may be granted stock options or other equity grants in the discretion of the Board. During the Employment Term, Executive’s currently outstanding stock options, as set forth on Schedule I hereto, will continue to vest in accordance with their terms.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee health and dental insurance, benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. Executive will be entitled to 4 weeks of paid annual vacation. Executive will be provided with office space at the Company’s headquarters appropriate to her position and full-time administrative support.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance Benefits.

(a) Post Employment Health Insurance. At the end of the Employment Term, the Company will continue to provide Executive and her eligible dependents health and dental insurance on the following basis:

(i) If Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA”), the Company will reimburse Executive for premiums paid for continued health benefits for Executive (and for eligible dependents) under the Company’s health plans for a period of twelve (12) months;

(ii) After Executive’s coverage under COBRA ends and prior to her reaching the age of 65, the Company will pay for premiums payable for insurance providing health and dental benefits to Executive (and her eligible dependents) substantially comparable to those provided under the Company’s plan, and in addition will pay for a primary physician under a concierge plan and a medical advocacy service to assist in processing claims; and

(iii) After Executive reaches the age of 65, Medicare shall become the primary health care provider, provided that the Company shall pay the cost of a supplemental insurance to maintain the same level of health coverage specified in (ii) above and will continue to pay the cost of a primary physician concierge plan and medical advocacy service specified in (ii) above.

This coverage will end upon Executive’s death or her becoming eligible under another employer’s health benefit plan or program; provided, that, if there has been no termination of coverage at the time of Executive’s death, coverage will continue to be provided to her spouse to the extent reasonably possible. The continued health and dental coverage will be subject to Executive signing and not revoking a separation and release of claims and abiding by the terms of a one year of a non-competition and non-solicitation agreement in a form reasonably acceptable to the Company.

(b) Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7, Executive will receive: (i) continued coverage for Executive and Executive’s eligible dependents under the Company’s health insurance plan or a substantially comparable plan to the extent provided in subparagraph (a) above, and (ii) immediate vesting of all unvested stock options then held by Executive. Upon a Change of Control of the Company, (x) Executive will receive the immediate vesting of all unvested stock options that are then held by Executive, and (y) Executive will receive any additional benefits described in the Autodesk, Inc. Executive Change in Control Program as amended and restated March 31, 2006.

(c) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding stock options will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid salary, vacation, any earned bonuses, expense reimbursements and other benefits due to Executive through her termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) except as provided in subparagraph (a) above, Executive will be eligible for severance benefits only in accordance with the Company’s then established policies and practices.

(d) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding unvested stock options will accelerate and fully vest.

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of her employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and mutual release of claims in a form reasonably acceptable to the Company and Executive. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees that, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company except for any individual whose employment with the Company has been terminated for a period of six months or longer (the “No-Inducement”). If Executive breaches the No-Inducement, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s conviction of, or plea of nolo contendere to, a felony, or (ii) Executive’s violation or breach of any fiduciary duty to the Company which results in material damage to the Company or its business; provided that if any such damage is capable of being cured, the Company will provide written notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event (including the opportunity to present her case to the full Board with the assistance of her own counsel). Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day period after she receives the written notice of the Company’s intention to terminate his employment for Cause.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

(c) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a reduction in Executive’s position or duties, (ii) a reduction in Executive’s Salary other than a one-time reduction that in the aggregate does not exceed 10% that also is applied to substantially all of the Company’s other senior executives, (iii) relocation of Executive’s primary place of business for the performance of her duties to the Company to a location that is more than 30 miles from its location as of the Commencement Date, or (iv) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

9. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

10. Confidential Information. Executive has previously executed the Company’s standard form of employee confidential information agreement (the “Confidential Information Agreement”). During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee of the Board of Directors

Autodesk, Inc.

111 McInnis Parkway

San Rafael, CA 94903

If to Executive:

at the last residential address known by the Company as provided by Executive in writing, with a copy to Michael Fitzhugh, Kochis Fitz, 60 Spear Street, 11th floor, San Francisco, CA 94105.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Marin County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Legal and Tax Expenses. The Company will directly pay Executive’s counsel up to $5,000 for reasonable legal and tax advice expenses incurred in connection with the negotiation and execution of this Agreement. Such payment shall be made in full within 30 days after the Company’s receipt of any applicable invoices.

16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 6, 7, 9, 12, 14 and 15 will survive the termination of this Agreement.

19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

AUTODESK, INC.

By:	/s/ J. HALLAM DAWSON	Date:	1/19/07
Title:	Lead Director

EXECUTIVE:

/s/ CAROL A. BARTZ		Date:	1/19/07
Carol A. Bartz

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